Knight Transportation's Proposal for USA Truck

November 4, 2013

Forward-Looking Statements

Some statements in this presentation, including those regarding Knight's proposal to acquire USA Truck and the expected impact of an acquisition of USA Truck on Knight and its financial results and operations, contain forward-looking statements that are subject to change. Statements including words such as "believe", "expect", or similar words as well as statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause results to differ materially from the expectations expressed in these forward-looking statements include the following: the possibility that an acquisition of USA Truck by Knight may not be completed; the risk that, if the acquisition is completed, Knight may face difficulty or be unable to enhance the performance of USA Truck's operations or successfully integrate USA Truck's operations; and other factors identified from time-to-time in Knight's filings with the Securities and Exchange Commission. All forward-looking statements in this presentation are qualified by these cautionary statements and are made only as of the November 4, 2013.

Update on Knight's All-Cash Premium Proposal for USA Truck

- **USA Truck's Share Price is Unsupported by Fundamentals**
  - The recent surge in USA Truck's share price is not supported by a fundamental improvement in the company's operating or financial performance, nor in the broader market outlook
- **USA Truck Has Significant Execution Risks**
  - Soft volumes, high driver turnover and driver compensation pressure, a soft pricing environment, and increasing regulatory constraints are but a few of the challenges facing USA Truck and the trucking industry more broadly
- **Knight's $9.00 Per Share, All-Cash Proposal is Full and Fair**
  - Knight Transportation continues to believe that its $9.00 per share proposal fully and fairly values USA Truck and that its proposal is significantly more attractive than USA Truck's standalone prospects

USA Truck's Share Price Lacks Fundamental Support

USA Truck's Share Price is Unsupported by the Company's Recent Performance

USA Truck's recent sequential quarterly performance has not demonstrated meaningful improvement

Truckload Segment Operating Ratio (1)

USA Truck's Trucking segment (which comprises ~74% of its Base Revenue) remains challenged, posting a Q3 2013 Operating Ratio of 103.6%, compared with a Q2 2013 Operating Ratio of 103.8%


110.0%
108.0%
106.0%
104.0%
102.0%
100.0%
98.0%
Virtually unchanged
103.8%
103.6%
Q2 2013
Q3 2013

Consolidated Operating Ratio (2)

USA Truck's consolidated Operating Ratio remains below that of its Trucking segment, and there was minimal sequential improvement in Q3 2013


110.0%
108.0%
106.0%
104.0%
102.0%
100.0%
98.0%
Virtually unchanged
100.8%
100.2%
Q2 2013
Q3 2013

Source: FactSet, company filings
(1) As reported
(2) Consolidated Operating Ratio is calculated as total operating expenses, net of fuel surcharge revenue, as a percentage of base revenue

KNIGHT TRANSPORTATION

USA Truck's Recent Accounting Changes Have Enhanced Earnings and Mitigated Further Erosion to its Book Value

($ in millions)

Absent recent accounting changes, USA Truck's book value would be approximately $5 million lower, implying an offer value of 0.947x book value (1)



May-11: USA Truck increased the useful lives and salvage values of 2005 and newer trailers from 10 years to 14 years and from 25% of the useful life to $500, respectively
Jun-13: USA Truck increased the depreciation periods for certain of its owned tractors and reduced the salvage values of those tractors
Q3-13: USA Truck reversed "a very old liability"
Book Value
$110
$108
$106
$104
$102
$100
$98
$96
$94
$92
$90
$105.2
0.903x
$1.0
$1.4
$1.3
$101.5
0.935x
$0.7
$100.8
0.942x
$0.6
$100.2
0.947x
9/30/2013A Book Value
2011 Effect
2012 Effect
2013YTD Effect(2)
May 1, 2011 Increase in Useful Life and Change in Salvage Value
June 1, 2013 U/L(3) Change 2013YTD Effect
Liability Reversal(4)
Pro Forma 9/30/2013A Book Value
Offer Value ($9.00) / Book Value Per Share

Source: FactSet, company filings

(1) Based upon 10.548 million common shares outstanding as of October 11, 2013. The approximated impact on USA Truck's book value assumes that the tractors and trailers for which USA Truck has made a change in accounting estimate have not been sold

(2) Assumes 2013 YTD effect is equal to 2012 pre-tax impact of $2.3 million pro-rated to nine months, tax-effected at the prevailing 25.6% effective tax rate for the nine months ended September 30, 2013

(3) $0.13 million post-tax impact in Q2 2013 (as reported) plus three months of $0.20 pre-tax impact (per USA Truck's Q2 2013 Form 10-Q) tax-effected at the prevailing effective tax rate of 7.6% for the three months ended September 30, 2013

(4) USA Truck recognized $611,000 in other income in Q3 2013 based upon the reversal of a "very old liability" as described by Cliff Beckham on USA Truck's Q3 2013 earnings call; tax-effected at the prevailing effective tax rate of 7.6% for the three months ended September 30, 2013

KNIGHT TRANSPORTATION

USA Truck's Share Price is Not Supported by its Near-Term Outlook or Historical Trading Multiples

USA Truck's current share price of $13.64 (as of November 1, 2013) is unwarranted given the company's lackluster recent and near-term projected financial performance and a challenging market outlook

Current EV/EBITDA Multiples

- USA Truck is currently trading well above its historical current year and forward year EBITDA multiples



USA Truck 10-Year Average EV/FY1 EBITDA (1) Multiple: 4.5x
USA Truck 10-Year Average EV/FY2 EBITDA (1) Multiple: 3.6x
EV / EBITDA
8.0x
7.0x
6.0x
5.0x
4.0x
3.0x
2.0x
1.0x
0.0x
6.9x
5.2x
EV / 2013E EBITDA
EV/2014E EBITDA

Current Price/Book Multiple

- USA Truck's current Price / Book Value per Share (P/B) multiple of 1.4x is also well above its long-term multiples
- To support USA Truck's current share price of $13.64, book value per share of $9.97, and the normalized P/B multiple of between 0.8x and 1.1x, USA Truck's equity base would need to be approximately $26 - $75 million higher



USA Truck 10-Year Average Price/Book Multiple: 1.1x
USA Truck 5-Year Average Price/Book Multiple: 0.8x
Price / Book
2.0x
1.8x
1.6x
1.4x
1.2x
1.0x
0.8x
0.6x
0.4x
0.2x
0.0x
1.4x

Source: I/B/E/S consensus estimates; company filings

(1) FY1 represents current fiscal year. FY2 represents the fiscal year following the current fiscal year

USA Truck's Recent Share Price Surge is Not Supported by Market Dynamics or Market Outlook

- Prior to the public disclosure of Knight's $9.00 per share, all-cash proposal, USA Truck's average closing share price languished at $5.43
- Since USA Truck's October 17 announcement of flat sequential financial performance in Q3 2013, the company's share price has surged 51% from an October 16 closing price of $9.05 to $13.64 on November 1, despite the significant headwinds facing the company and the truckload sector as a whole
  - Over this same time period, USA Truck's truckload peer index has increased by 3%

Recent Indexed Performance (Since October 16, 2013)



60.0%
50.0%
40.0%
30.0%
20.0%
10.0%
0.0%
50.7%
3.1%
2.3%
3.5%
USA Truck
Truckload Index
S&P 500
Dow Jones Transportation Index

Source: FactSet, Bloomberg
Note: Truckload Index includes Celadon, Covenant, Heartland, Knight, Marten, P.A.M., Swift, and Werner. Index is weighted by market capitalization

USA Truck's Limited Cash Flow Generation Has Constrained its Fleet Investment

USA Truck Has Consistently Underinvested in its Fleet and Equipment

Over the last several years, USA Truck's investment has fallen dramatically and decreased below maintenance level, with regulatory capital expenditures yet to be made (1)

Gross Capital Expenditures as a Multiple of Depreciation & Amortization



2.5x
2.0x
1.5x
1.0x
0.5x
0.0x
1.3x
0.7x
1.9x
0.9x
2.3x
0.9x
1.9x
0.5x
1.0x
0.3x
2009
2010
2011
2012
2013 YTD(3)
USA Truck's net repayment of $15.2 million of debt in 2013 YTD appears to have come at the expense of reinvestment in equipment (2)
Knight
USA Truck

Source: Company filings

(1) Per John Simone's statement during USA Truck's Q3 2013 earnings announcement call in response to a question regarding electronic logging: "…a very small percentage of our fleet has electronic logging…We are in the early stages of implementing full electronic on-board recorders across our entire fleet. We expect to have that completed middle to the end of next year"

(2) YTD (as of 9/30/2013) repayment of long-term debt, bank drafts payable and note payable, net of new borrowings under long-term debt

(3) Represents the year-to-date period through September 30, 2013 for USA Truck and through June 30, 2013 for Knight (as Knight has not yet released its Q3 2013 Form 10-Q)

KNIGHT TRANSPORTATION

USA Truck Operates One of the Oldest Fleets Among its Publicly Traded Peer Group

Average Age of Company Tractors (1)



Years
3
2
1
0
1.3
1.4
1.9
~2.0
2.0
2.0
2.1
2.3
2.5
P.A.M.
Celadon
Marten
Swift(3)
Knight
Heartland
Covenant
Werner
USA Truck

Average Age of Company Trailers (2)



Years
10
9
8
7
6
5
4
3
2
1
0
2.4
2.4
3.2
5.5
5.7
6.4
7.0
Celadon
Marten
Heartland
Knight
Covenant
USA Truck
P.A.M.

Source: Company filings

(1) USA Truck per investor presentation dated October 17, 2013; all others as of September 30, 2013

(2) As of September 30, 2013 for Celadon, Heartland and Marten; as of June 30, 2013 for Covenant; as of December 31, 2012 for P.A.M. and Knight; as of March 31, 2013 for USA Truck

(3) Source: Swift acquisition of Central Refrigerated call transcript (8/07/2013). Represents average age of the Swift/Central combined operational fleet. Prior to the acquisition, the average age of Swift's entire fleet was 2.4 years as of July 2013

KNIGHT TRANSPORTATION

Knight’s $9.00 Per Share, All-Cash Proposal

USA Truck Has Consistently Traded Below Book Value, Which May Reflect its Lack of Share Liquidity and its Consistently Poor Operating Ratio

Price / Book and Operating Ratio



1.0x
0.9x
0.8x
0.7x
0.6x
0.5x
0.4x
0.3x
0.2x
0.1x
0.0x
0.3x
104%
0.6x
101%
0.9x
101%
12/31/2012(1)
Uneffected Price on 9/25/2013 ($6.46)(2)
Offer Price ($9.00)(2)
Price / Book Value Per Share
Consolidated Operating Ratio

Note: Consolidated Operating Ratio calculated as total operating expenses, net of fuel surcharge revenue, as a percentage of base revenue
Source: FactSet, company filings

(1) Represents consolidated Operating Ratio for Q4 2012; Price/Book Value Per Share represents the closing share price on 12/31/2012 divided by book value per share as of 12/31/2012
(2) Represents consolidated Operating Ratio for Q2 2013; Price/Book Value Per Share represents the 9/25/2013 closing share price of $6.46 (or the offer price of $9.00) divided by book value per share as of 6/30/2013

KNIGHT TRANSPORTATION

USA Truck Has a Consistent Record of Poor Performance

USA Truck has had nine consecutive quarters of losses totaling approximately $30 million (or $3.00 per share)


$0.00
($0.50)
($1.00)
($1.50)
($2.00)
($2.50)
($3.00)
($3.50)
3Q11
4Q11
1Q12
2Q12
3Q12
4Q12
1Q13
2Q13
3Q13
($0.42)
($0.42)
($0.47)
($0.34)
($0.59)
($0.31)
($0.24)
($0.14)
($0.06)
($0.84)
($1.31)
($1.65)
($2.24)
($2.55)
($2.79)
($2.93)
($2.99)
Quarterly EPS
Cumulative Net Loss Per Share

Source: Company filings

KNIGHT TRANSPORTATION

USA Truck Has Consistently Destroyed Shareholder Value

($ in millions)

With every 1 percentage point improvement in Operating Ratio generating approximately $3 million of value, USA Truck would need to achieve an Operating Ratio of less than 94% in order for the company's return on invested capital to exceed its cost of capital

Illustrative Value Creation (Destruction) Analysis

	Consolidated Operating Ratio			
	101.0%	100.0%	99.0%	98.0%
Base Revenue [1]	$475.1	$475.1	$475.1	$475.1
Implied EBIT	($4.8)	–	$4.8	$9.5
(x) 1- Assumed Tax Rate (38.25%) [2]	61.8%	61.8%	61.8%	61.8%
(A) Tax-Effected EBIT	($2.9)	–	$2.9	$5.9
(B) Total Capital Invested [3]	$247.6	$247.6	$247.6	$247.6
Return on Invested Capital (A ÷ B)	**(1.2%)**	**–**	**1.2%**	**2.4%**
(-) Weighted Average Cost of Capital [4]	(7.3%)	(7.3%)	(7.3%)	(7.3%)
Economic Spread	**(8.5%)**	**(7.3%)**	**(6.1%)**	**(4.9%)**
(x) Total Capital Invested	$247.6	$247.6	$247.6	$247.6
Implied Value Creation (Destruction)	**($21.0)**	**($18.1)**	**($15.2)**	**($12.2)**

Source: Company filings
(1) 2014E Base Revenue per Stephens research report dated 8/16/2013
(2) Assumes federal statutory tax rate of 35% and blended state tax rate of 5%, net of federal tax benefit
(3) Represents total debt and shareholders' equity as of 9/30/2013
(4) Assumes a cost of equity of 12.8%, cost of debt of 2.7% and current Debt/Capitalization of 49.6% based on net debt as of 9/30/2013 and market capitalization as of 11/1/2013

KNIGHT TRANSPORTATION

Knight's Proposal Offers a Substantial Premia to USA Truck's Historical Closing Prices and a High Transaction Multiple

Substantial Offer Premia to USAK's Closing Prices (1)



70%
60%
50%
40%
30%
20%
10%
0%
64%
55%
39%
Precedent Transactions Mean 1-Day Premium (2): 31%
6-Month Average
20-Day Average
1-Day Average

High Transaction Multiple (LTM EBITDA)



9.0x
8.0x
7.0x
6.0x
5.0x
4.0x
3.0x
2.0x
1.0x
0.0x
8.5x
5.0x
6.4x
USA Truck Offer Price ($9.00)
Precedent Transactions(3)
Truckload Carriers Current Average Trading Multiple(4)

Source: FactSet, company filings

(1) Offer premia to the average closing price during the stated number of months or trading days preceding September 26, 2013 (the day on which Knight publicly disclosed its proposal)

(2) Includes: Duff Brothers Capital Corp. acquisition of Frozen Food Express, Mountain Lake acquisition of US Xpress, Western Express acquisition of Smithway Motor Xpress, Saint Acquisition Corp. acquisition of Swift Transportation, Goldner Hawn Johnson & Morrison acquisition of Transport Corporation of America, Landair Acquisition Corp. acquisition of Landair Corporation and Swift Transportation acquisition of M.S. Carriers

(3) Includes: Swift Transportation acquisition of Central Refrigerated, Mountain Lake acquisition of US Xpress, Western Express acquisition of Smithway Motor Xpress, Saint Acquisition Corp. acquisition of Swift Transportation, Goldner Hawn Johnson & Morrison acquisition of Transport Corporation of America, Landair Acquisition Corp. acquisition of Landair Corporation, and Swift Transportation acquisition of M.S. Carriers

(4) Truckload Carriers includes Celadon, Covenant, Heartland, Knight, Marten, P.A.M., Swift, and Werner; as of 11/1/2013

KNIGHT TRANSPORTATION

Conclusion

- **USA Truck's Share Price is Unsupported by Fundamentals**
  - The recent surge in USA Truck's share price is not supported by a fundamental improvement in the company's operating or financial performance, nor in the broader market outlook
- **USA Truck Has Significant Execution Risks**
  - Soft volumes, high driver turnover and driver compensation pressure, a soft pricing environment, and increasing regulatory constraints are but a few of the challenges facing USA Truck and the trucking industry more broadly
- **Knight's $9.00 Per Share, All-Cash Proposal is Full and Fair**
  - Knight Transportation continues to believe that its $9.00 per share proposal fully and fairly values USA Truck, although we remain willing to modestly increase the proposed purchase price if USA Truck demonstrates value that is not already identified

Knight Transportation continues to believe that a Knight – USA Truck combination is better positioned to deliver value for all Knight and USA Truck stakeholders and that its proposal is significantly more attractive than USA Truck's standalone prospects